Exhibit 4.2

SUPER HI INTERNATIONAL HOLDING LTD.

NUMBER	ORDINARY SHARES

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

10,000,000,000 ordinary shares, par value of US$0.000005 each

THIS IS TO CERTIFY that            is the registered holder of                  ordinary shares in the above-named company subject to the memorandum and articles of association thereof.

EXECUTED on behalf of the said company on

Director